Exhibit 99.2

Equity One, Inc. 1696 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, CFO Media Contact: Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:

July 30, 2003

EQUITY ONE SECOND QUARTER 2003 FFO INCREASES 9.1% TO $0.36 PER SHARE

NORTH MIAMI BEACH, FL, July 30, 2003 — Equity One, Inc. (NYSE: EQY), an owner, developer and operator of community and neighborhood shopping centers located predominately in high growth markets in the southern United States, announced today its financial results for the three months and six months ended June 30, 2003.

FINANCIAL HIGHLIGHTS

For the three months ended June 30, 2003, Funds from Operations (“FFO”) — a standard measure of operating performance for Real Estate Investment Trusts (“REITs”) — increased 101.2% to $22.4 million from $11.1 million for the comparable period in 2002. FFO per diluted share increased 9.1% to $0.36 in the second quarter of 2003 from $0.33 for the comparable period in 2002. Net income in the second quarter of 2003 was $16.4 million, or $0.26 per diluted share, compared with $8.4 million in the second quarter of 2002, or $0.25 per diluted share. Total revenues in the second quarter of 2003 increased 106.9% to $49.5 million from $23.9 million in the second quarter of 2002.

For the six months ended June 30, 2003, FFO increased 81.2% to $39.7 million from $21.9 million for the comparable period of 2002. FFO per diluted share increased 4.4% to $0.71 in the first six months of 2003 from $0.68 for the comparable period in 2002. Net income in the first six months of 2003 was $28.7 million, or $0.52 per diluted share, compared with $21.7 million in the first six months of 2002, or $0.68 per diluted share. Total revenues in the first six months of 2003 increased 79.9% to $88.1 million from $49.0 million in the first six months of 2002.

“We achieved many milestones in the second quarter of 2003,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One, “including the substantial completion of the integration of IRT Property Company into Equity One, the sale of three million shares of our common stock raising approximately $49 million, and meaningful progress on our acquisition, disposition and development programs. We have made significant headway in leasing a number of the vacancies we absorbed during the second quarter, and have begun to see a significant increase in leasing activity over the past few months. Rental growth continues to be favorable, with a 2.7% increase on our renewal rental rates in the second quarter. We ended the quarter with under 40% debt to total market capitalization, solid interest coverage and over $240 million of availability on our Wells Fargo credit facility.”

PORTFOLIO HIGHLIGHTS

At June 30, 2003, the 168 shopping centers comprising our core stabilized portfolio were 88.7% leased. Overall, including two shopping centers we acquired earlier this month, we own 180 properties located primarily in metropolitan areas of 12 states in the southern United States, consisting of 124 supermarket-anchored shopping centers, 9 drug store-anchored shopping centers, 40 other retail-anchored shopping centers, one self-storage facility, one industrial property and five retail developments, as well as non-controlling interests in three unconsolidated joint ventures.

At June 30, 2003, our average base rent per leased square foot for the properties comprising our core stabilized portfolio was $8.98, essentially unchanged from the corresponding figure of $8.99 on March 31, 2003. During the quarter, we renewed 52 leases increasing the average rate 2.7% to $12.64 per square foot, and signed 68 new leases at an average rate of $11.29 per square foot. Overall, we lost approximately $1.2 million of annualized minimum rent incorporating renewals, new leases and departing tenants in the second quarter of 2003. Excluded from these figures are approximately 335,000 square feet of new leases which were signed in the second quarter of 2003, but which will not be effective until later in the third quarter or early in the fourth quarter of 2003. In the aggregate, these new leases will generate approximately $2.6 million of annualized minimum rent once they have all commenced.

IRT PROPERTY COMPANY MERGER

On February 12, 2003, Equity One, Inc. and IRT Property Company completed a statutory merger. The transaction has been accounted for as a purchase and the results of Equity One include the activity of IRT for the period February 12, 2003 through June 30, 2003.

OTHER ACQUISITIONS AND DISPOSITIONS

During the second quarter of 2003, we acquired the 62,661 square foot HEB supermarket located at our Spring Shadow Shopping Center in Houston, Texas. In July 2003, we acquired (1) Sheridan Plaza, a 451,294 square foot shopping center located in Hollywood, Florida, (2) Butler Creek, a 95,597 square foot shopping center located in Acworth, Georgia and (3) a 6,000 square foot restaurant out-parcel on our Bandera Festival Shopping Center in San Antonio, Texas.

During the second quarter of 2003, we sold (1) our Pompano Beach Lowe’s ground lease for $3.4 million resulting in a reported gain of $470,000, (2) our 50% joint venture interest in the Oak Square shopping center in Gainesville, Florida for $2.2 million resulting in a reported gain of approximately $901,000, and (3) two out-parcels at our Shops at Huntcrest shopping center in Lawrenceville, Georgia for $1.7 million; no gain was recorded on these sales due to the application of purchase accounting for the IRT merger.

DEVELOPMENTS AND REDEVELOPMENTS

We have completed the reconfiguration of a portion of Oakbrook Square shopping center in Palm Beach Gardens, Florida to accommodate a new Stein Mart store, a new Homegoods store, a new out-parcel and the leasing of a portion of the in-line space. In addition, we have completed significantly all of our work associated with the Plaza Alegre and Shops at Huntcrest developments in Miami, Florida and Lawrenceville, Georgia, respectively. We are well underway on the complete redevelopment of Crossroads Square (formerly known as University Mall) in Pembroke Pines, Florida, incorporating a new Lowe’s home improvement store, a new Eckerd drug store and the refurbishing of the remainder of the center. We have also commenced construction of a new 46,000 square foot L.A. Fitness Sports Club as part of an up to 120,000 square foot addition to our Shops at Skylake in North Miami Beach, Florida.

We are in the planning and permitting stage for several other developments and redevelopments including: (1) the development of a new 25,000 square foot CVS drug store-anchored center across the street from our Plaza Alegre shopping center; (2) the redevelopment of Salerno Village in Stuart, Florida to accommodate a new and expanded Winn Dixie supermarket; and (3) the development of 20,000 square feet of retail space on a parcel of land located adjacent to our Cashmere Corners shopping center. These developments are scheduled for completion between the end of 2003 and the summer of 2004.

Lastly, we are in the process of reconfiguring and releasing the former Winn Dixie space at our Walden Woods shopping center in Plant City, Florida to accommodate a 20,000 square foot Dollar Tree store, an additional 13,000 square foot junior anchor and 12,000 square feet of local space.

FFO EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we expect our full year 2003, targeted FFO per diluted share to be between $1.46 and $1.49, unchanged from our previous guidance. In addition, we are providing initial guidance for calendar year 2004 FFO per diluted share of between $1.53 and $1.60. We currently anticipate that the growth in our FFO in 2003 and 2004 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, accretion from the IRT merger, as well as incremental income from property acquisitions, developments and redevelopments. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per share:

Guidance for 2003	Range

Earnings per share	$0.99	to	$1.02
Less: gain on sale of real estate	($0.03)		($0.03)
Plus: other adjustments	$0.01		$0.01
Plus: real estate depreciation	$0.49		$0.49

FFO per diluted share	$1.46	to	$1.49

Guidance for 2004	Range

Earnings per share	$0.96	to	$1.03
Plus: other adjustments	$0.01		$0.01
Plus: real estate depreciation	$0.56		$0.56

FFO per diluted share	$1.53	to	$1.60

For reconciliation purposes, we have assumed no additional gains on the sale of real estate other than those that have already been realized.

ACCOUNTING AND OTHER DISCLOSURES

We consider Funds From Operations as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), to be a widely used and appropriate supplemental measure of performance for equity REITs that provides a relevant basis for comparison among REITs. FFO, as defined by NAREIT, means net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (losses) from sales of rental property, adjustments for extraordinary items and cumulative effects of accounting changes, plus real estate related depreciation and amortization, minority interest and after adjustments for unconsolidated partnerships and joint ventures. We present FFO to assist investors in analyzing our performance. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITS. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to make distributions and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating our operating performance.

Included in this press release is a reconciliation of FFO to net income and of FFO per diluted share to earnings per diluted share, the most comparable GAAP measures.

CONFERENCE CALL/VIDEO WEB CAST INFORMATION

We will host a conference call on Thursday, July 31, 2003 at 1:00 p.m. EST to discuss our performance for the three and six months ended June 30, 2003. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S/Canada) or 706-679-3073 (international). No password is required.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) and entering passcode 1677251. The telephone replay will be available through August 21, 2003.

FOR ADDITIONAL INFORMATION

For a copy of our second quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Barbara Abreu at babreu@equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant properties; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; and other risks which are more fully described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,

Operating Data	2003	2002	2003	2002

Total Revenues	$49,532	$23,937	$88,138	$48,995

Net Income	$16,352	$8,438	$28,696	$21,705

Earnings per share (basic)	$0.27	$0.25	$0.53	$0.69

Earnings per share (diluted)	$0.26	$0.25	$0.52	$0.68

Number of shares used in computing earnings per share:
Basic	60,920	33,255	54,080	31,316

Diluted	62,824	33,967	55,671	31,999

Reconciliation of Net Income to Funds from Operations

     Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of performance for equity REITs, and that it provides a relevant basis for comparison among REITs.

     The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the six months
	ended June 30,		ended June 30,

	2003	2002	2003	2002

Net income	$16,352	$8,438	$28,696	$21,705
Adjustments:
Depreciation and amortization related to rental properties	7,086	3,458	12,132	6,799
Gain on sale of real estate	(1,371)	(981)	(1,874)	(7,103)
Interest on convertible partnership units	(22)	65	43	130
Minority interest in earnings of consolidated subsidiaries	238	26	379	51
Share of real estate depreciation of joint ventures	139	140	300	314

Funds from operations	$22,422	$11,146	$39,676	$21,896

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

     Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

     The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months		For the six months
	ended June 30,		ended June 30,

	2003	2002	2003	2002

Earnings per diluted share	$0.26	$0.25	$0.52	$0.68
Adjustments:
Depreciation and amortization related to rental properties	0.11	0.10	0.21	0.21
Gain on sale of real estate	(0.02)	(0.03)	(0.03)	(0.22)
Interest on convertible partnership units, minority interest in earnings of consolidated subsidiaries, and share of real estate depreciation of joint ventures	0.01	0.01	0.01	0.01

Funds from operations per diluted share	$0.36	$0.33	$0.71	$0.68

	June 30,	December 31,
Balance Sheet	2003	2002

Investments in real estate (before accumulated depreciation)	$1,458,222	$718,864

Total assets	$1,482,506	$730,069

Mortgage notes payable	$420,265	$332,143

Revolving credit facilities	$98,931	$23,000

Senior unsecured notes	$150,000	—

Total liabilities before minority interests	$725,130	$375,969

Stockholders’ equity	$741,613	$350,231

Total liabilities and stockholders’ equity	$1,482,506	$730,069